UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 27, 2008

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On September 27, 2008, Westaff, Inc. (the “Company”) entered into a Share Sale Agreement (the “Sale Agreement”) with Humanis Blue Pty Limited, an Australian company and a subsidiary of Humanis Group Limited (the “Buyer”), pursuant to which the Company agreed to sell to the Buyer all of the Company’s shares (the “Shares”) in Westaff (Australia) Pty Limited (“Westaff Australia”) and Westaff NZ Limited (“Westaff NZ” and, together with Westaff Australia, the “Subsidiaries”).  Westaff Australia and Westaff NZ are indirect wholly-owned subsidiaries, of the Company.

Pursuant to the terms and conditions of the Sale Agreement, the purchase price payable by the Buyer to the Company for the Shares would be A$19,000,000.  A$16,000,000 of the purchase price would be payable at closing, and the remaining A$3,000,000 of the purchase price would be payable in the form of a deferred payment due one year after closing, which deferred payment would bear interest at a floating rate equal to 4% per annum above the 90 day bank bill swap rate in Australia for the first twelve months after closing and 8% above the 90 day bank bill swap rate in Australia following the first anniversary of the closing.  The purchase price is subject to adjustment based on the net operating assets of the Australian and New Zealand Subsidiaries at closing.  The Company has made customary representations and warranties and covenants in the Sale Agreement.

The sale of the Shares pursuant to the Sale Agreement is subject to the satisfaction of certain conditions precedent, including, among other things, the execution of a license agreement providing for the license of certain trademarks of the Company to Buyer following closing, the obtaining of certain third-party consents, the repayment of external debt of the Australian and New Zealand Subsidiaries, the repayment or cancellation of certain intercompany balances and the retaining of cash by the Australian and New Zealand Subsidiaries in an aggregate amount of A$1 million.

The Sale Agreement provides, among other things, that the Sale Agreement may be terminated by either party upon giving the other party notice if any of the conditions precedent are not satisfied within 30 days after execution of the Sale Agreement (and such conditions precedent have not been waived pursuant to the Sale Agreement).

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 7.01       Regulation FD Disclosure.

On September 29, 2008, the Company issued a press release announcing the Sale Agreement.  A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.              Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description of Document
99.1	Press Release, dated September 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Christa C. Leonard
Christa C. Leonard
Senior Vice President and
Chief Financial Officer

Date: September 29, 2008

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release, dated September 29, 2008